Exhibit 5.1

DLA Piper LLP (US)

550 South Hope Street, Suite 2300

Los Angeles, CA 90071

June 28, 2011

NuVasive, Inc.

7475 Lusk Boulevard

San Diego, California 92121

Re: NuVasive, Inc. 2.75% Convertible Senior Notes due 2017

Ladies and Gentlemen:

We have acted as counsel for NuVasive, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $402,500,000 aggregate principal amount of its 2.75% Convertible Senior Notes due 2017 (the “Notes”), which Notes are being sold to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., (the “Underwriters”) pursuant to an Underwriting Agreement between the Company and the Underwriters dated June 22, 2011. The Notes are being issued pursuant to the Indenture between the Company and U.S. Bank National Association as trustee (the “Trustee”) dated as of June 28, 2011 (the “Indenture”). Assuming the Company has received certain necessary stockholder approvals, the Notes are convertible into cash or shares of the Company’s common stock par value $0.001 per share (the “Common Stock”) or a combination of cash and shares of Common Stock pursuant to the terms of the Indenture.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Registration Statement on Form S-3, File No. 333-175045, including the preliminary prospectus contained therein (the “Registration Statement”), a final pricing term sheet dated June 22, 2011 in the form filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 433 under the Securities Act of 1933, as amended (the “Securities Act”) on June 23, 2011, and the final prospectus dated June 22, 2011 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on June 23, 2011 in connection with the offering by the Company of the Notes. In addition, we have reviewed and relied upon, the Indenture, the Notes, the Underwriting Agreement, the Company’s charter documents, as amended and restated to date, records of the Company’s corporate proceedings in connection with the offering, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

With respect to the foregoing documents, we have assumed the authenticity of all records, documents, and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents, and instruments submitted to us as copies.

We express no opinion concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.

Based on such review, we are of the opinion that:

1.	When the Notes have been duly authorized, executed and authenticated as specified in the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

2.	When the necessary corporate action on the part of the Company has been taken to authorize the issuance of the Common Stock and when such Common Stock is issued and delivered upon conversion of the Notes, in accordance with the terms of the Notes and the Indenture as approved by the Board of Directors, such shares of Common Stock will be validly issued, fully-paid and non-assessable.

The opinion expressed above is subject to the following assumptions, exceptions, qualifications and limitations:

A. The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

B. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, and (iii) any waiver of the right to jury trial.

C. This opinion is limited to the effect of the current state of the laws of the United States of America and the Delaware General Corporation Law and the facts as they currently exist. We have assumed that the certificate of incorporation of the Company will, after the date hereof, be amended in any manner that would adversely affect the opinion rendered herein. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is given to you solely for use in connection with the issuance and/or sale of the Notes and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Notes.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)